Exhibit 10.10

CONFIDENTIALITY, NON-SOLICITATION
AND PROPRIETARY RIGHTS AGREEMENT

This Confidentiality, Non-Solicitation and Proprietary Rights Agreement (“Agreement”), is entered into as of January 11, 2017 by and between Sequel Youth and Family Services, LLC, an Iowa limited liability company (the “Company”), and Mandy Moses (the “Executive”).

WHEREAS, Executive is currently employed by the Sequel Youth and Family Services, LLC in a position of substantial authority and responsibility;

WHEREAS, the Company has entered into that certain Agreement and Plan of Merger on the date hereof, by and among Global Partner Acquisition Corp., a Delaware corporation (“Parent”), Global Partner Sponsor I LLC, a Delaware limited liability company, Sequel Acquisition, LLC, a Delaware limited liability company (“Sub”), the Company, the Key Equityholders (as defined therein), and John F. Ripley, as the representative of the Company’s equityholders, pursuant to which Sub merged with and into the Company, with the Company as the surviving company as a wholly owned subsidiary of Parent (the “Transaction”); and

WHEREAS, effective upon closing of the Transaction, the Executive has been offered continued employment with the Company, as provided in the letter agreement to which this Agreement is attached (the “Offer Letter”) and material consideration proceeds in the Transaction, and the Executive acknowledges and agrees that this Agreement is an essential element of the Transaction and that, but for Restricted Party’s agreement to enter into this Agreement and comply with the covenants and agreements contained herein, Parent would not have entered into the Transaction.

NOW THEREFORE, in light of the foregoing and other good and valuable consideration, the adequacy of which the Executive acknowledges, and intending to be legally bound hereby, the parties agree as follows:

1.           Covenants. The Executive hereby agrees to the covenants contained in this Section and agrees that these covenants are essential to preserve the goodwill of the Company’s business and that the Company would not have completed the Transaction in the absence of these covenants.

1.1.       Non-Solicitation. During Executive’s employment by the Company and for the 12 month period following cessation of that employment for any reason, the Executive shall not, directly or indirectly, on his own behalf or on behalf of any other person (other than the Company):

1.1.1.       contact, solicit, divert, induce, call on or attempt to contact, induce, take away, do business with or otherwise impact the relationship of the Company, its parent corporation or any of their subsidiaries (collectively, the “Company Group”) with any past, present or prospective customer (each, a “Customer”). After the Termination Date (as defined below), past or prospective Customers shall be limited to past or prospective Customers measured within the two-year period prior to the Termination Date; or

1.1.2.       employ, hire or engage (or solicit for employment or engagement) any individual who is employed by the Company Group or has been so employed within the preceding 12 months, or otherwise encourage or induce any such individual to discontinue or otherwise alter his or her relationship with the Company Group.

1.2.       Confidentiality.

1.2.1.       The Executive shall not, during the term of employment and at any time thereafter, without the prior express written consent of the Company, directly or indirectly divulge, disclose, or make available or accessible any Confidential Information (as defined below) to any person, firm, partnership, corporation, trust, or any other entity or third party (other than when required to do so in good faith to perform the Executive’s duties and responsibilities or when required to do so by a lawful order of a court of competent jurisdiction, any governmental authority or agency, or any recognized subpoena power). In addition, the Executive shall not create any derivative work or other product based on or resulting from any Confidential Information (except in the good faith performance of his duties under this Agreement). The Executive shall also deliver to the Company’s designee, no later than the effective date of any termination of his employment with the Company for any reason, and without retaining any copies, notes or excerpts thereof, all materials containing Confidential Information, in whatever form, that are in the Executive’s possession or control.

1.2.2.       For purposes of this Agreement, “Confidential Information” shall mean all information respecting the business and activities of the Company Group, including, without limitation, the terms and provisions of this Agreement, the clients, customers, suppliers, employees, consultants, computer or other files, projects, products, computer disks or other media, computer hardware or computer software programs, marketing plans, financial information, methodologies, know-how, processes, practices, approaches, projections, forecasts, formats, systems, data gathering methods and/or strategies of the Company Group. The Executive understands that the above list is not exhaustive, and that Confidential Information includes other information that is marked or otherwise identified as confidential or proprietary, or that would otherwise appear to a reasonable person to be confidential or proprietary in the context and circumstances in which the information is known or used. Notwithstanding the preceding sentences, Confidential Information shall not include any information that is, or becomes, generally available to the public (unless such availability occurs as a result of the Executive’s breach of this Section or other obligation). The Executive understands and agrees that Confidential Information developed by him or her in the course of his or her employment by the Company shall be subject to the terms and conditions of this Agreement as if the Company furnished the same Confidential Information to the Executive in the first instance.

1.2.3.       The Executive shall not be held criminally or civilly liable under any Federal or State trade secret law for the Executive’s disclosure of a trade secret that is made in confidence to Federal, State or local government official or to an attorney provided that such disclosure is: (a) solely for the purpose of reporting or investigating a suspected violation of law; (b) made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. If the Executive files a lawsuit for retaliation by the Company for reporting a suspected violation of law, the Executive may disclose the trade secret to the Executive’s attorney and use the trade secret information in related court proceedings, provided that the Executive files any document containing the trade secret information under seal and does not disclose the trade secret, except pursuant to court order.

1.3.       Proprietary Rights.

1.3.1.       Executive hereby expressly agrees that all research discoveries, inventions and innovations (whether or not reduced to practice or documented), improvements, developments, methods, designs, analyses, drawings, technologies, reports and all similar or related information (whether patentable or unpatentable, and whether or not reduced to writing), Confidential Information and copyrightable works, and similar and related information (in whatever form or medium), which (a) either (i) relate to the Company Group’s actual or anticipated business, research and development or existing or future products or services, or (ii) result from or are suggested by any work performed by the Executive for the Company Group; and (b) are conceived, developed, made or contributed to in whole or in part by the Executive during his employment (“Work Product”) shall be and remain the sole and exclusive property of the Company.

1.3.2.       Executive acknowledges that, unless otherwise agreed in writing by the Company, all Work Product eligible for any form of copyright, trademark or patent protection made or contributed to in whole or in part by Executive within the scope of Executive’s employment by the Company during the period of Executive’s employment with the Company shall be deemed a “work made for hire” and shall be owned by the Company.

1.3.3.       Executive hereby assigns, transfers and conveys to the Company, and shall assign, transfer and convey to the Company, all right, title and interest in and to all inventions, ideas, improvements, designs, processes, patent rights, copyrights, trademarks, service marks, trade names, trade secrets, trade dress, data, discoveries and other proprietary assets and proprietary rights in and of the Work Product (the “Proprietary Rights”) for the Company’s exclusive ownership and use, together with all rights to sue and recover for past and future infringement or misappropriation thereof.

1.3.4.       At the request of the Company, at all times during Executive’s employment with the Company and thereafter, Executive will promptly and fully assist the Company in effecting the purpose of the foregoing assignment, including but not limited to, the further acts of executing any and all documents necessary to secure for the Company such Proprietary Rights and other rights to all Work Product and all confidential information related thereto, providing cooperation and giving testimony.

1.4.       Non-Disparagement. The Executive will not disparage the Company Group, nor any of their products, services, officers, employees, directors, investors, agents or customers, nor take any action that could reasonably be expected to adversely affect the reputation of any such products, service or persons. Similarly, the Company will direct its officers and directors to refrain from disparaging the Executive or otherwise taking any action that could reasonably be expected to adversely affect the personal or professional reputation of the Executive. The foregoing will not prohibit any person from testifying truthfully in any judicial, administrative or regulatory proceeding.

1.5.       Cooperation. During Executive’s employment and thereafter, Executive will cooperate with the Company in connection with any action or proceeding (or any appeal from any action or proceeding) that relates to events occurring during Executive’s employment with the Company. In requesting Executive’s cooperation following any cessation of employment, the Company will attempt to schedule and limit the need for such cooperation so as not to materially interfere with Executive’s other personal and professional commitments.

2.	Termination.

2.1.       Required Notice of Termination.

2.1.1.       Executive agrees to provide the Company with not less than 180 days’ advance written notice of any resignation of his or her employment (“Notice Period”); provided, however, that the Company may at any time in its discretion waive all or part of that Notice Period. For purposes of this Agreement, “Termination Date” shall mean the day immediately following the last day of the Notice Period.

2.1.2.       During the Notice Period, the Company may in its discretion require Executive to cease performing some or all of his or her duties and to refrain from entering its places of business, provided that during such Notice Period, Executive will remain an employee, will cooperate in the transition of his or her duties to other Company personnel and will remain bound by all his or her duties and obligations to the Company, including (without limitation) the obligations stated in this Agreement, the Offer Letter, and the Executive’s other duties and obligations (whether pursuant to common law, statute, contract or otherwise).

2.1.3.       If Executive fails, in whole or in part, to provide the advance notice of resignation required by this Section and the Company does not waive that Notice Period or any unexpired portion thereof (the “Remaining Period”), the Company will continue to pay Executive’s base salary for the Remaining Period and the restrictions contained in this Agreement and the Executive’s other duties and obligations to the Company (whether pursuant to common law, statute, contract or otherwise) will continue for the duration of the Remaining Period.

2.2.       Resignation from Other Positions. Upon the occurrence of the Executive’s employment, the Executive shall and shall be deemed to have immediately resigned from all positions, titles, duties, authorities and responsibilities with, arising out of or relating to the Executive’s employment with the Company Group and agrees to execute all additional documents and takes such further steps as may be required to effectuate such resignation.

3.	Violation of This Agreement.

3.1.       Arbitration. If the parties should have a dispute arising out of or relating Executive’s employment by the Company or the termination thereof, including this Agreement or any breach of this Agreement, or the parties’ respective rights and duties hereunder, then the parties will resolve such dispute in the following manner: (a) any party may at any time deliver to the other a written dispute notice setting forth a brief description of the issue for which such notice initiates the dispute resolution mechanism contemplated by this Section; (b) during the thirty (30) day period following the delivery of the notice described in this Section, the parties will refer the issue (to the exclusion of a court of law) to final and binding arbitration in the State of Delaware in accordance with the then existing rules (the “Rules”) of the American Arbitration Association (“AAA”), and judgment upon the award rendered by the arbitrator may be entered in any court having jurisdiction thereof. Claims subject to arbitration (“Arbitrable Claims”) include, but are not limited to any claims for wages and benefits including, but not limited to, salary, health and welfare benefits, disability benefits, severance pay, vacation pay and bonuses, any claims for wrongful or constructive discharge or breach of contract (whether express or implied), any claims in tort (including but not limited to any claims for misrepresentation, defamation, interference with contract or prospective economic advantage, negligent or intentional infliction of emotional distress and negligence), and any claims for employment discrimination on the basis of any protected category, including but not limited to age, race, color, religion, sex, gender, national origin, veteran status, disability, genetic information, retaliation, and any claims for violation of any federal, state or local statute, ordinance, judicial precedent or executive order including, but not limited to, claims under the following statutes: Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1866, the Age Discrimination in Employment Act, the Americans with Disabilities Act, the Employee Retirement Income Security Act of 1974, the Family and Medical Leave Act, the Genetic Information Nondiscrimination Act, and any comparable statute of any other state, county or locality.

3.1.1.       In any arbitration pursuant to this Agreement, (a) discovery shall be allowed and governed by the Rules, and (b) the award or decision shall be rendered by a single arbitrator who shall be appointed by mutual agreement of the parties, provided that such arbitrator is licensed to practice law in the State of Delaware. In the event of failure of the parties to agree within thirty (30) days after the commencement of the arbitration proceeding upon the appointment of the single arbitrator, the single arbitrator shall be appointed by the AAA in accordance with the Rules. Upon the completion of the selection of the single arbitrator, an award or decision shall be rendered within no more than thirty (30) days. The Company shall pay all the AAA administrative fees and the arbitrator's fees and expenses. All other costs and expenses associated with the arbitration, including, without limitation, each party's respective attorneys’ fees, shall be borne by the party incurring the expense.

3.1.2.       Notwithstanding the foregoing, the request by either party for preliminary or permanent injunctive relief, whether prohibitive or mandatory, shall not be subject to arbitration and may be adjudicated only by a state or federal court within the State of Delaware. In addition, the following types of disputes are expressly excluded from the definition of Arbitrable Claims (hereinafter “Excluded Claims”): (a) disputes concerning statutory workers’ compensation benefits or statutory unemployment compensation benefits; (b) administrative filings with government agencies such as the Equal Employment Opportunity Commission, the Securities and Exchange Commission, the Occupational Safety & Health Administration or any similar agency; and (c) disputes or claims that are expressly excluded by statute or are expressly required to be arbitrated under a different procedure pursuant to the terms of an employee benefit plan.

3.1.3.       This Agreement is not intended to release any claims that the Executive is not free to release on his own accord. Executive waives participation, to the extent permitted by law, in any class or collective action, as either a class or collective action representative or participant.

3.1.4.       EACH PARTY HEREBY IRREVOCABLY SUBMITS TO ARBITRATION IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT AND HEREBY IRREVOCABLY AGREES, ON BEHALF OF ITSELF AND ON BEHALF OF SUCH PARTY’S SUCCESSOR’S AND ASSIGNS, THAT ALL CLAIMS IN RESPECT OF SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED BY ARBITRATION AND IRREVOCABLY WAIVES ANY OBJECTION SUCH PERSON MAY NOW OR HEREAFTER HAVE AS TO THE VENUE OF ANY SUCH SUIT, ACTION OR PROCEEDING BROUGHT IN ARBITRATION OR THAT ARBITRATION IS AN INCONVENIENT FORUM.

3.2.       Waiver of Jury Trial. THE PARTIES HERETO HEREBY WAIVE TRIAL BY JURY IN REGARD TO ARBITRABLE CLAIMS, INCLUDING, WITHOUT LIMITATION, ANY RIGHT TO TRIAL BY JURY AS TO THE MAKING, EXISTENCE, VALIDITY, OR ENFORCEABILITY OF THIS ARBITRATION AGREEMENT.

3.3.       Remedies. Executive acknowledges and agrees that in the course of Executive’s service to the Company, Executive will be provided with access to Confidential Information, and will be provided with the opportunity to develop relationships with clients, prospective clients, employees and other agents of the Company Group, and Executive further acknowledges that such Confidential Information and relationships are extremely valuable assets of the Company Group in which the Company Group has invested and will continue to invest substantial time, effort and expense. Accordingly, Executive acknowledges and agrees that the restrictive covenants and other terms and conditions of this Agreement are reasonable and reasonably necessary to protect the legitimate business interest of the Company Group. Further, the Executive acknowledges and agrees that the Company Group will have no adequate remedy at law and would be irreparably harmed in the event of a breach or threatened breach of this Agreement by the Executive. The Executive hereby consents and agrees that the Company shall be entitled to seek, in addition to other available remedies, a temporary or permanent injunction, specific performance of each of the terms of this Agreement, or any other equitable relief against such breach or threatened breach from any court of competent jurisdiction, without the necessity of showing any actual damages or that money damages would not afford an adequate remedy, and without the necessity of posting any bond or other security. The aforementioned equitable relief shall be in addition to, not in lieu of, legal remedies, monetary damages, or other available forms of relief.

4.	Miscellaneous.

4.1.       Agreement Contingent Upon Closing. This Agreement will take effect upon the signing of the Transaction and will be void ab initio if the Transaction is not completed on or prior to June 15, 2017.

4.2.       409A Compliance. For purposes of Section 409A of the Internal Revenue Code, each installment payment provided under this Agreement shall be treated as a separate payment. To the extent any payment hereunder constitutes "nonqualified deferred compensation" within the meaning of Section 409A and the Executive is determined to be a "specified employee" as defined in Section 409A(a)(2)(b)(i), then such payment or benefit shall not be paid until the first payroll date to occur following the six-month anniversary of the Executive’s separation from service or, if earlier, on the date of the Executive’s death. Notwithstanding the foregoing, the Company does not warrant the tax treatment of any payment under this Agreement or of any other compensation payable to Executive.

4.3.       Applicable Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, applied without reference to principles of conflict of laws.

4.4.       Severability. Should any provision of this Agreement be held to be enforceable only if modified, or if any portion of this Agreement shall be held as unenforceable and thus stricken, such holding shall not affect the validity of the remainder of this Agreement, the balance of which shall continue to be binding upon the parties with any such modification to become a part hereof and treated as though originally set forth in this Agreement. The parties further agree that any arbitrator (or court in the event of a proceeding for injunctive relief or with respect to Excluded Claims) is expressly authorized to modify any such unenforceable provision of this Agreement in lieu of severing such unenforceable provision from this Agreement in its entirety. The parties expressly agree that this Agreement, as so modified, shall be binding upon and enforceable against each of them.

4.5.       Waiver. The failure of any party hereto at any time to require the performance by any other party hereto of any provision hereof shall in no way affect the full right to require such performance at any time thereafter, nor shall the waiver by any party hereto of a breach of any provision hereof be taken or held to be a waiver of any succeeding breach of such provision or a waiver of the provision itself or a waiver of any other provision of this Agreement.

4.6.       Successors and Assigns. This Agreement is personal to the Executive and shall not be assignable by the Executive. The Company may assign its rights under this Agreement to any purchaser of substantially all the assets of the Company or of the business unit within the Company in which the Employee works. For avoidance of doubt, each of the members of the Company Group is an intended third party beneficiary of this Agreement.

4.7.       Amendments. This Agreement may not be amended or modified otherwise than by a written agreement executed by the Executive and a duly authorized officer of the Company.

4.8.       Notices. All notices and other communications hereunder shall be in writing and shall be given by hand-delivery to the other party by reputable overnight courier, by facsimile or registered or certified mail, return receipt requested, postage prepaid. Notices to Company shall be sent to the Company’s principal place of business, to the attention of its Director of Human Resources. Notices to the Executive shall be sent to the most recent residential address contained in the Executive’s personnel file.

4.9.       Prior Agreements. Executive represents and warrants to the Company that there are no restrictions, agreements or understandings whatsoever to which Executive is a party that would prevent or make unlawful Executive’s execution of this Agreement or Executive’s employment hereunder.

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IN WITNESS WHEREOF, the Executive has hereunto set the Executive’s hand and the Company has caused this Agreement to be executed in its name on its behalf, all on the day and year first above written.

SEQUEL YOUTH AND FAMILY SERVICES, LLC

By:	/s/ John Stupak CEO
Name:	John Stupak
Title:	CEO

MANDY MOSES

By:	/s/ Mandy Moses
Name:	Mandy Moses

[Signature Page to Restrictive Covenant Agreement]